Exhibit 10.4

New Southern Bank

Executive Bonus Agreement

NEW SOUTHERN BANK

EXECUTIVE BONUS AGREEMENT

THIS AGREEMENT is adopted this 1st day of January, 2005, by and between NEW SOUTHERN BANK a state-chartered commercial bank located in Macon, Georgia (the “Company”), and Brandon L. Mercer (the “Executive”).

To encourage the Executive to remain an employee of the Company, the Company is willing to provide to the Executive a bonus opportunity. The Company will pay the Executive’s bonus from the Company’s general assets.

The Company and the Executive agree as provided herein.

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1           “Accrual Balance” means the liability that should be accrued by the Company, under Generally Accepted Accounting Principles (“GAAP”), for the Company’s obligation to the Executive under this Agreement, by applying Accounting Principles Board Opinion Number 12 (“APB 12”) as amended by Statement of Financial Accounting Standards Number 106 (“FAS 106”) and the Discount Rate. Any one of a variety of amortization methods may be used to determine the Accrual Balance. However, once chosen, the method must be consistently applied. The Accrual Balance shall be reported annually by the Company to the Executive.

1.2           “Beneficiary” means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive determined pursuant to Article 4.

1.3           “Beneficiary Designation Form” means the form established from time to time by the Plan Administrator that the Executive completes, signs, and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4           “Bonus Award” means only the cash bonus award paid to the Executive and does not include any salary.

1.5           “Change of Control” means any one of the following events:

(a)           the acquisition by any person or persons acting in concert of the then outstanding voting securities of the Company, if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote forty percent (40%) or more of any class of voting securities of the Company;

(b)           within any twelve-month period (beginning on or after the Effective Date) the persons who were directors of the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of the Board of Directors of the Company; provided that any director who was not a director as of the beginning of such twelve-month period shall be deemed to be an Incumbent Director if that director were elected to the Board of Directors of the Company by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

(c)           a reorganization, merger, share exchange combination or consolidation, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger, share exchange combination or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged, combined or consolidated company’s then outstanding voting securities; or

(d)           the sale, transfer or assignment of all or substantially all of the assets of the Company to any third party.

1.6           “Code” means the Internal Revenue Code of 1986, as amended.

1.7           “Disability” means the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.  Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees of the Company.  Upon the request of the Plan Administrator, the Executive must submit proof to the Plan Administrator of the Social Security Administration’s or the provider’s determination.

1.8           “Early Termination” means the Executive’s Separation from Service before completion of his fifth consecutive Year of Participation (whether due to a Termination for Cause, an involuntary termination without cause, or a voluntary resignation) for reasons other than death, Disability, or following a Change of Control.

1.9           “Effective Date” mean January 1, 2005.

1.10         “Plan Administrator” means the plan administrator described in Article 6.

1.11         “Plan Year” means the calendar year.

1.12         “Separation from Service” means that the Executive has experienced a separation from service with the Company and its affiliates within the meaning of Section 409A(a)(2)(i) of the Code.

1.13         “Termination for Cause” means the Company terminating the Executive’s employment for:

(a)           Gross negligence or gross neglect of duties to the Company;

(b)           Commission of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Company; or

(c)           Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive’s employment and resulting in an adverse effect on the Company.

1.13         “Years of Participation” means the consecutive 12-month period beginning on the Effective Date of this Agreement and any 12-month anniversary thereof, during the entirety of which time the Executive is a participant in the Agreement.

Article 2

Bonus Award

2.1           Bonus Award. Upon the Executive completing five consecutive Years of Participation, the Company shall distribute to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Article.

2.1.1        Amount of Benefit. The amount of the Bonus Award shall be $250,000.

2.1.2        Distribution of Benefit. The Company shall pay the Bonus Award in a lump sum within thirty (30) days following completion of the five consecutive Years of Participation.

2.2           Change in Control Bonus Award.  If a Separation from Service occurs as a result of a Change in Control at any time prior to the end of the Executive’s fifth consecutive Year of

Participation, the Company shall distribute to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Article.

2.2.1        Amount of Benefit.  The benefit under this Section 2.2 is the Accrual Balance determined as of the Executive’s Separation from Service following the Change in Control.

2.2.2        Distribution of Benefit.  The Company shall distribute the Accrual Balance to the Executive in a lump sum commencing within thirty (30) days following the Executive’s Separation from Service.

2.3           Disability Benefit. If the Executive’s Disability results in Separation from Service prior to the end of the Executive’s fifth consecutive Year of Participation, the Company shall distribute to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Article.

2.3.2        Amount of Benefit.  The benefit under this Section 2.3 is the Accrual Balance determined as of the date of the Executive’s Separation from Service.

2.3.3        Distribution of Benefit. The Company shall pay the Accrual Balance in a lump sum within thirty (30) days following the Executive’s Separation from Service.

2.4           Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, if the Executive is considered a “specified employee” under Section 409A of the Code at the time of any Separation from Service pursuant to which benefits become payable under Sections 2.1, 2.2 or 2.4, all benefit payments otherwise due and payable shall be suspended for a period of six (6) months following the Separation from Service and the amounts so suspended will be paid in a lump sum as soon as practicable following the six-month anniversary of the Separation from Service.

Article 3

Distribution at Death

3.1           Death During Active Service. If the Executive dies while in the active service of the Company and prior to the end of the Executive’s fifth consecutive Year of Participation, the Company shall distribute to the Beneficiary the benefit described in this Section 3.1. This benefit shall be distributed in lieu of the benefits under Article 2.

3.1.1        Amount of Benefit.  The benefit under this Section 3.1 is Accrual Balance determined as of the Executive’s death.

3.1.2        Distribution of Benefit.  The Company shall distribute the Accrual Balance to the

Beneficiary in a lump sum commencing within sixty (60) days following receipt by the Company of the Executive’s death certificate.

3.2           Death After Separation from Service But Before Benefit Distributions Commence. If the Executive is entitled to benefit distributions under this Agreement, but dies prior to the commencement of said benefit distributions, the Company shall distribute to the Beneficiary the same benefits that the Executive was entitled to prior to death except that the benefit distributions shall commence within sixty (60) days following receipt by the Company of the Executive’s death certificate.

Article 4

Beneficiaries

4.1           Beneficiary.  The Executive shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefit distributions under this Agreement to a Beneficiary upon the death of the Executive.  The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other plan of the Company in which the Executive participates.

4.2           Beneficiary Designation:  Change.  The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent.  The Executive’s beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved. The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator’s rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Plan Administrator prior to the Executive’s death.

4.3           Acknowledgment.  No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4           No Beneficiary Designation. If the Executive dies without a valid beneficiary designation, or if all designated Beneficiaries predecease the Executive, then the Executive’s spouse shall be the designated Beneficiary. If the Executive has no surviving spouse, the benefits shall be made to the personal representative of the Executive’s estate.

4.5           Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be distributed to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Executive’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

Article 5

General Limitations

The Company shall not pay any Bonus Award under this Agreement under the following circumstances:

(a)           Upon the Executive’s Early Termination; or

(b)           Upon the termination of this Agreement prior to benefits becoming payable pursuant to Article 2 or Article 3.

Article 6

Amendment and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive; provided, however, that no such amendment or termination shall provide for or otherwise permit any acceleration of the time or schedule of any payment under this Agreement in a manner that would be prohibited under Section 409A(a)(3) of the Code.

Notwithstanding the foregoing, the Company and the Executive agree to take any and all steps reasonably necessary to amend the Agreement as may be required to comply with the provisions of Section 409A of the Code, so as not to trigger unintended tax consequences prior to the distribution of benefits provided herein, as and when additional guidance promulgated thereunder becomes effective.

Article 7

Claims and Review Procedure

7.1           Claims Procedure. An Executive (“claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1.1        Initiation – Written Claim. The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.

7.1.2        Timing of Plan Administrator Response.  The Plan Administrator shall respond to such claimant within 90 days after receiving the claim.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.1.3        Notice of Decision.  If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the claimant in writing of such denial.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a)           The specific reasons for the denial;

(b)           A reference to the specific provisions of the Agreement on which the denial is based;

(c)           A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)           An explanation of the Agreement’s review procedures and the time limits applicable to such procedures; and

(e)           A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

7.2           Review Procedure. If the Plan Administrator denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

7.2.1        Initiation – Written Request.  To initiate the review, the claimant, within 60 days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

7.2.2        Additional Submissions – Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Plan Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

7.2.3        Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

7.2.4        Timing of Plan Administrator Response.  The Plan Administrator shall respond in writing to such claimant within 60 days after receiving the request for review.  If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.2.5        Notice of Decision.  The Plan Administrator shall notify the claimant in writing of its decision on review.  The Plan Administrator shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)           The specific reasons for the denial;

(b)           A reference to the specific provisions of the Agreement on which the denial is based;

(c)           A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d)           A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 8

Administration of Agreement

8.1           Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint.  The Executive may be a member of the Plan Administrator.  The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement.

8.2           Agents.  In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Company.

8.3           Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement. No Executive shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted assumptions.

8.4           Indemnity of Plan Administrator.  The Company shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

8.5           Company Information.  To enable the Plan Administrator to perform its functions, the Company shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of the retirement, Disability, death, or Termination of Employment of the Executive and such other pertinent information as the Plan Administrator may reasonably require.

8.6           Annual Statement. The Plan Administrator shall provide to the Executive, within 120 days after the end of each Plan Year, a statement setting forth the benefits payable under this Agreement.

Article 9

Miscellaneous

9.1           Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

9.2           No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

9.3           Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

9.4           Tax Withholding. The Company shall withhold any taxes that are required under applicable law to be withheld from the benefits provided under this Agreement, such withholdings to be funded by reducing the amount of any such benefit payments or from any other compensation otherwise payable to the Executive. The Executive acknowledges that the Company’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

9.5           Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Georgia, except to the extent preempted by the laws of the United States of America.

9.6           Unfunded Arrangement.  The Executive is a general unsecured creditor of the Company for the distribution of benefits under this Agreement.  The benefits represent the mere promise by the Company to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Executive’s life or other informal funding asset is a general asset of the Company to which the Executive has no preferred or secured claim.

9.7           Reorganization.  The Company shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement.  Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

9.8           Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

9.9           Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.10         Alternative Action. In the event it shall become impossible for the Company or the Plan Administrator to perform any act required by this Agreement, the Company or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Company.

9.11         Headings.   Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

9.12         Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

9.13         Notice.  Any notice or filing required or permitted to be given to the Company or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

4077 Forsyth Road
Macon, GA 31210

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

IN WITNESS WHEREOF, the Executive and the Company consent to this Agreement on the date above written.

EXECUTIVE:	COMPANY:

NEW SOUTHERN BANK

/s/ Brandon L. Mercer	By	/s/ Mark A. Stevens
Brandon L. Mercer
	Title	PRES/CEO